Exhibit 1.1

MAIN STREET CAPITAL CORP. 1,170,000 Shares of Common Stock UNDERWRITING AGREEMENT Dated: August 11, 2022

Table of Contents

Page

SECTION 1. Representations and Warranties2

SECTION 2. Sale and Delivery to Underwriters; Closing9

SECTION 3. Covenants10

SECTION 4. Payment of Expenses14

SECTION 5. Conditions of Underwriters’ Obligations14

SECTION 6. Indemnification17

SECTION 7. Contribution18

SECTION 8. Representations, Warranties and Agreements to Survive Delivery19

SECTION 9. Termination of Agreement20

SECTION 10. Default by One or More of the Underwriters.20

SECTION 11. Notices21

SECTION 12. Parties21

SECTION 13. Governing Law and Time21

SECTION 14. Effect of Headings21

SECTION 15. Definitions21

SECTION 16. Absence of Fiduciary Relationship23

SECTION 17. Research Analyst Independence23

SECTION 18. Trial By Jury23

SECTION 19. Consent to Jurisdiction24

SECTION 20. Counterparts24

SECTION 21. Recognition of the U.S. Special Resolution Regimes.24

i

EXHIBITS

Exhibit A–Underwriters

Exhibit B–List of Persons Subject to Lock-Up

Exhibit C–Form of Lock-Up Agreement

Exhibit D–Form of Opinion of Company Counsel

Exhibit E–Initial Securities to be Sold

Exhibit F–Option Securities Which May be Sold

Exhibit G–Price-Related Information

ii

MAIN STREET CAPITAL CORPORATION

1,170,000 Shares of Common Stock

UNDERWRITING AGREEMENT

August 11, 2022

RBC Capital Markets, LLC

As Representative of the several Underwriters named in Exhibit A

c/o RBC Capital Markets, LLC

200 Vesey Street

New York, NY 10281-8098

Ladies and Gentlemen:

Main Street Capital Corporation, a Maryland corporation (the “Company”), is entering into this agreement (this “Agreement”) with RBC Capital Markets, LLC (“RBC”) and each of the other underwriters named in Exhibit A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom RBC is acting as representative (in such capacity, the “Representative”), with respect to the issue and sale by the Company of a total of 1,170,000 shares (the “Initial Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of Initial Securities set forth in Exhibit A hereto, and with respect to the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 175,500 additional shares of Common Stock to cover over-allotments, if any (the “Option Securities”). The Initial Securities and the Option Securities are hereinafter called, collectively, the “Securities.”  RBC is acting as book-running manager with respect to the Securities.  Certain terms used in this Agreement are defined in Section 15 hereof.

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representative deems advisable after this Agreement has been executed and delivered.

The Company has filed with the Commission a shelf registration statement on Form N-2 (File No. 333-263258), including a related base prospectus, covering the registration of the Securities and certain of the Company’s other securities under the 1933 Act, which registration statement became effective immediately upon its filing with the Commission on March 3, 2022. The Company has also filed with the Commission a preliminary prospectus supplement, dated August 10, 2022 (collectively, the base prospectus and the preliminary prospectus supplement are the “Preliminary Prospectus”). Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430B of the 1933 Act Regulations and Rule 424(b) of the 1933 Act Regulations. The information included or incorporated by reference in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Unless the context otherwise requires, such registration statement, including all documents filed as a part thereof, and including all post-effective amendments thereto filed on or prior to the date hereof and any Rule 430B Information contained in a prospectus subsequently filed with the Commission pursuant to Rule 424(b) under the 1933 Act and deemed to be part of the registration statement, and also including any registration statement filed pursuant to Rule 462(b) under the 1933 Act Regulations (the “Rule 462(b) Registration Statement”), is herein called the “Registration Statement.” The final prospectus in the form filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act on or before the second business day after the date hereof (or such earlier time as may be required under the 1933 Act), which will include the base prospectus, dated March 3, 2022, together with a final prospectus supplement, is herein called the “Prospectus.” Any reference herein to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents that are incorporated by reference therein pursuant to the 1933 Act Regulations in effect as of the Applicable Time.

The Company owns (i) 100% of the limited partnership interests in Main Street Mezzanine Fund, LP (“SBIC Fund I”), (ii) 100% of the limited partnership interests in Main Street Capital III, LP (“SBIC Fund III” and together with SBIC Fund I, the “Funds”), (iii) 100% of the equity interests of Main Street Mezzanine Management, LLC, the general partner of SBIC Fund I (“MSGPI”), (iv) 100% of the equity interests of Main Street Capital III GP, LLC, the general partner of SBIC Fund III (“MSGPIII” and together with MSGPI, the “General Partners”), (v) 100% of the equity interests, indirectly, of MSC Adviser I, LLC (“MSCAI”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and investment adviser to MSC Income Fund, Inc., and (vi) 100% of the equity interests of Main Street Capital Partners, LLC (the “Investment Advisor” and together with MSCAI, the “Advisors”). The Company, the Funds, the General Partners and the Advisors are collectively referred to as the “Main Street Entities.”

Pursuant to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (collectively, the “1940 Act”), the Company has filed with the United States Securities and Exchange Commission (the “Commission”) a Notification of Election to be Subject to Sections 55 through 65 of the 1940 Act filed on Form N-54A (File No. 814-00751) (the “BDC Election”), pursuant to which the Company elected to be treated as a business development company (“BDC”) under the 1940 Act. The Company has elected to be treated for federal income tax purposes as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

SECTION 1. Representations and Warranties.
(a)Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the Execution Time, as of the Applicable Time, as of the Closing Date referred to in Section 2(c) hereof, and as of each Option Closing Date (if any) referred to in Section 2(b) hereof, and agree with each Underwriter, as follows:
(1)Compliance with Registration Requirements.  The Company has prepared and filed with the Commission a registration statement (File No. 333-263258) on Form N-2, including a related base prospectus, for registration under the 1933 Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective, and no stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement has been issued and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Company, have been threatened by the Commission, and any request on the part of the Commission for additional information with respect thereto has been complied with.

At the times that the Registration Statement, any Rule 462(b) Registration Statement and any amendments to any of the foregoing were declared or became effective, as the case may be, at the Applicable Time and at the Closing Date (and, if any Option Securities are purchased, at the applicable Option Closing Date), the Registration Statement, any Rule 462(b) Registration Statement and any amendments to any of the foregoing complied and will comply in all material respects with the applicable requirements of the 1933 Act, the 1933 Act Regulations, the 1940 Act and the 1940 Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

At the respective times the Prospectus or any amendment or supplement thereto was filed pursuant to Rule 424(b) or issued, at the Closing Date (and, if any Option Securities are purchased, at the applicable Option Closing Date), and at any time when a prospectus is required (or, but for the provisions of Rule 172, would be required) by applicable law to be delivered in connection with sales of Securities (whether to meet the requests of purchasers pursuant to Rule 173(d) or otherwise), neither the Prospectus nor any amendments or supplements thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As of the Applicable Time, neither (x) the Pre-Pricing Prospectus and the information, if any, included on Exhibit G hereto, all considered together (collectively, the “General Disclosure Package”), nor (y) any Sales Material considered together with the Pre-Pricing Prospectus, nor (z) any Rule 482 Material, when considered together with the General Disclosure Package, included or will include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Any Rule 482 Material, when used, complied with the requirements pertaining thereto as set forth in Rule 482 under the 1933 Act.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement, each Preliminary Prospectus and the Prospectus (i) at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the 1934 Act and (ii) at the time they were filed with the Commission, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, did not or will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each Preliminary Prospectus and the Prospectus and any amendments or supplements to any of the foregoing filed as part of the Registration Statement or any amendment thereto, or filed pursuant to Rule 424(b) under the 1933 Act, or delivered to the Underwriters for use in connection with the offering of the Securities, complied when so filed or when so delivered, as the case may be, in all material respects with the 1933 Act, the 1933 Act Regulations, the 1940 Act and the 1940 Act Regulations.

The representations and warranties in the preceding paragraphs of this Section 1(a)(1) do not apply to statements in or omissions from the Registration Statement (or any amendment thereto), including the Rule 430B Information, any Preliminary Prospectus, the Prospectus, the General Disclosure Package or any Rule 482 Material or any amendment or supplement to any the foregoing made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representative expressly for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriters as aforesaid consists of the information described as such in Section 6(b) hereof.

The copies of the Registration Statement and any Rule 462(b) Registration Statement and any amendments to any of the foregoing and the copies of each Preliminary Prospectus and Rule 482 Material that is required to be filed with the Commission pursuant to Rule 482 and the Prospectus and any amendments or supplements to any of the foregoing, that have been or subsequently are delivered to the Underwriters in connection with the offering of the Securities (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise) were and will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.  For purposes of this Agreement, references to the “delivery” or “furnishing” of any of the foregoing documents to the Underwriters, and any similar terms, include, without limitation, electronic delivery.

Any Rule 482 Material (if any), as of its issue date and at all subsequent times through the completion of the public offering and sale of the Securities, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any Preliminary Prospectus or the Prospectus that has not been superseded or modified.

(2)Registered Management Investment Company Status.  None of the Main Street Entities are, or after giving effect to the offering and sale of the Securities, will be, a “registered management investment company” or an entity “controlled” by a “registered management investment company,” as such terms are used under the 1940 Act.
(3)Preparation of the Financial Statements.  The consolidated financial statements, together with the related schedules and notes thereto, filed with the Commission as a part of the Registration Statement and included in the Prospectus present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.  Other than the financial statements included in the Registration Statement, no other financial statements or supporting schedules are required to be included therein.  All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act, and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable.

All references in this Agreement to financial statements and schedules and other information which is “included,” “described” or “stated” in the Registration Statement, the General Disclosure Package or the Prospectus

(and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in or otherwise deemed under the rules of the Commission promulgated thereunder or otherwise to be a part of or included in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement, the General Disclosure Package or the Prospectus, including those made pursuant to Rule 424(b) under the 1933 Act or such other rule under the 1933 Act as may be applicable to the Company, shall be deemed to mean and include, without limitation, the filing of any document under the 1934 Act which is or is deemed to be incorporated by reference in or otherwise deemed under the rules of the Commission promulgated thereunder or otherwise to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date.

(4)No Material Adverse Change in Business.  Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), subsequent to the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, net asset value, prospects, business or operations, whether or not arising from transactions in the ordinary course of business, of the Company, the Funds, the General Partners and the Advisors, considered as one entity (any such change or effect, where the context so requires is called a “Material Adverse Change” or a “Material Adverse Effect”); (ii) the Company, the Funds, the General Partners and the Advisors, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business; and (iii) except for regular distributions paid or declared by the Company to its stockholders consistent with past practice or any other distributions described in the Prospectus (or any amendment or supplement thereto), there has been no dividend or distribution of any kind declared, paid or made by the Company.
(5)Good Standing of the Company, the Funds, the General Partners and the Advisors. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the state of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and Prospectus and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Each Fund is a limited partnership duly formed and validly existing as a limited partnership under the laws of the state of Delaware and is duly qualified as a foreign limited partnership to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Each of the General Partners and the Advisors is a limited liability company that is duly formed and validly existing as a limited liability company under the laws of the State of Delaware and is duly qualified as a foreign limited liability company to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

All of the issued and outstanding limited liability company interests and partnership interests of the General Partners, the Advisors and the Funds, as appropriate, have been duly authorized and validly issued, are fully paid and non-assessable and owned 100% by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than any liens granted by the Company under one or more of the Company’s credit facilities or financing arrangement as may be described in the Prospectus (or any amendment or supplement thereto) from time to time.

(6)Subsidiaries of the Company. The Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than (i) its interests in the Funds, the General Partners, the Advisors, Main Street CA Lending, LLC and Main Street Equity Interests, Inc.; (ii) those corporations or other entities accounted for as portfolio investments in accordance with the Commission’s rules and regulations (each a “Portfolio Company” and collectively, the “Portfolio Companies”); and (iii) 100% of the equity interests in tax blocker subsidiaries that directly or indirectly hold interests in one or more Portfolio Companies or whose only assets are cash and cash equivalents.
(7)Capitalization.  The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus (or any amendment or supplement thereto). The Common Stock (including the Securities) conforms in all material respects to the description thereof contained in the Prospectus (or any amendment or supplement thereto).  All issued and outstanding Common Stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable, and has been offered and sold or exchanged by the Company in compliance with all applicable laws (including, without limitation, federal and state securities laws). None of the outstanding Common Stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company, nor does any person have any preemptive right of first refusal or other right to acquire any of the Securities covered by this Agreement. No shares of preferred stock of the Company have been designated, offered, sold or issued and none of such shares of preferred stock are currently outstanding. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options, restricted stock or other rights granted thereunder, set forth in the Prospectus (or any amendment or supplement thereto) accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options, awards and rights. The Securities to be sold pursuant to this Agreement have been duly authorized by the board of directors of the Company for issuance and sale to the Underwriters and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable.
(8)Non-Contravention of Existing Instruments. No Further Authorizations or Approvals Required.  None of the Main Street Entities is in violation of or default under (i) their respective charter, by-laws, or any similar organizational document; (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument, and any supplements or amendments thereto and including any Portfolio Company Agreement (as defined below) to which they are a party or bound or to which any of the properties or assets are subject; and (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over them or any of their properties, as applicable, except with respect to clauses (ii) and (iii) herein, for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  No person has the right to act as an underwriter, sales agent or financial advisor to the Company in connection with or by reason of the offer and sale of the Securities contemplated hereby other than the Underwriters pursuant to this Agreement.

The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and by the Prospectus (i) have been duly authorized by all necessary corporate action, have been effected in accordance with the 1940 Act and will not result in any violation of the provisions of the charter or bylaws of the Company, (ii) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, or require the consent of any other party to, any existing instrument, except for such conflicts, breaches, defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company except as would not, individually or in the aggregate, result in a Material Adverse Effect.

(9)Absence of Proceedings.  Other than as set forth in the Prospectus (or any amendment or supplement thereto), there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against the Main Street Entities that is required to be disclosed in the Registration Statement or the Prospectus, or that, one or more of, if determined adversely to the relevant Main Street Entity, might reasonably be expected to result in a Material Adverse Effect or might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.  All pending legal or governmental proceedings to which any Main Street Entity is a party or of which any of such Main Street Entity’s property or assets is the subject that are not described in the Registration Statement or the Prospectus (or any

amendment or supplement thereto), including ordinary routine litigation incidental to the business, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(10)Accuracy of Exhibits.  There are no contracts or documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits thereto that have not been so described and filed as required; provided, however, that the Company will file a form of this Agreement under cover of a Current Report on Form 8-K under the 1934 Act.
(11)Possession of Intellectual Property.  Each of the Main Street Entities owns or possesses sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as described in the Prospectus; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. None of the Main Street Entities have received any notice of infringement or conflict with asserted intellectual property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the Company’s knowledge, none of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or any of its officers, directors or employees or otherwise in violation of the rights of any persons.
(12)All Necessary Permits, etc.  Each Main Street Entity possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective business, and the Company has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Effect.
(13)Certificates. Any certificate signed by any officer of the Company (whether signed on behalf of such officer or the Company) and delivered to the Representative or to counsel for the Underwriters shall be deemed a representation and warranty by the Company, respectively, to each Underwriter as to the matters covered thereby.
(14)Absence of Registration Rights.  There are no persons with registration rights or other similar rights to have any securities (debt or equity) registered pursuant to the Registration Statement or included in the offering contemplated by this Agreement, and there are no persons with co-sale rights, tag-along rights or other similar rights to have any securities (debt or equity) included in the offering contemplated by this Agreement or sold in connection with the sale of Securities pursuant to this Agreement.
(15)Parties to Lock-Up Agreements.  Each of the persons listed on Exhibit B hereto has executed and delivered to the Representative a lock-up agreement in the form of Exhibit C hereto.
(16)New York Stock Exchange. The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and has been approved for listing on the New York Stock Exchange (“NYSE”) and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or delisting the Common Stock from the NYSE, nor has the Company received any notification that the Commission or the NYSE is contemplating terminating such registration or listing.  The Company has continued to satisfy, in all material respects, all requirements for listing the Common Stock for trading on the NYSE.
(17)FINRA Matters.  To the extent applicable, all of the information provided to the Representative or to counsel for the Underwriters by the Company in connection with any letters, filings or other supplemental information provided to FINRA pursuant to FINRA Rule 2310, 5110 or 5121 is true, complete and correct in all material respects.
(18)Tax Law Compliance.  Except as disclosed in the Prospectus (or any amendment or supplement thereto), each of the Main Street Entities and each other consolidated subsidiary of the Company has filed all necessary federal, state, local and foreign tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, in each case except (i) to the extent that such taxes, assessments, fines or penalties have not become due or are being contested in good faith and with respect to which the applicable Main Street Entity or other consolidated subsidiary of the Company maintains adequate reserves in accordance with GAAP or (ii) where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in the Prospectus in respect of all material federal, state, local and foreign taxes for all periods as to which the tax liability of the Main Street Entities (other than MSCAI) or any other consolidated subsidiary of the Company has not been finally determined. The Company is not aware of any tax deficiency that has been or might be asserted or threatened against any of the Main Street Entities or any other consolidated subsidiary of the Company that could result in a Material Adverse Effect.
(19)Small Business Investment Company Status.  Each Fund is licensed to operate as a Small Business Investment Company (“SBIC”) by the U.S. Small Business Administration (“SBA”).  Other than as set forth in the Prospectus (or any amendment or supplement thereto), the SBIC license for each Fund has not been revoked or suspended with the SBA and no adverse regulatory findings contained in any examinations reports prepared by the SBA regarding the Funds are outstanding or unresolved that could result in a Material Adverse Effect.  The method of operation of the Funds will permit them to continue to meet the requirements for qualification as an SBIC.
(20)Insurance.  The Company and the Funds maintain insurance covering their properties, operations, personnel and business as the Company and the Funds deem adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and the Funds and their business; all such insurance is fully in force on the date hereof and will be fully in force at the time of purchase of the Securities.
(21)Internal Control Over Financial Reporting; Independent Accountant.  The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) and 15d-15(f) under the 1934 Act).  The Company’s auditors and the audit committee of the Company’s board of directors have been advised of (1) any known significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the ability to record, process, summarize, and report financial data and (2) any known fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting; and any such deficiencies or fraud will not result in a Material Adverse Effect (as defined below).  The Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting.  Grant Thornton LLP, who has expressed its opinion with respect to certain of the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission as a part of the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, and the rules and regulations of the Public Company Accounting Oversight Board.
(22)Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the 1934 Act) that (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, (ii) will be evaluated for effectiveness as of the end of each fiscal quarter and fiscal year of the Company, and (iii) are effective to perform the functions for which they were established.
(23)Compliance with the Sarbanes-Oxley Act.  The Company and, to its knowledge, its officers and directors (in such capacity) are in compliance with the provisions of the Sarbanes-Oxley Act and the Commission’s published rules promulgated thereunder that are applicable to the Company as of the date hereof.
(24)No Price Stabilization or Manipulation.  The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
(25)Statistical and Market-Related Data.  Any statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate and accurately reflect the materials upon which such data are based or from which such data were derived.

(26)Anti-Money Laundering, Foreign Corrupt Practices Act Compliance.  The operations of the Main Street Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, also known as the Bank Secrecy Act, the USA Patriot Act, the money laundering statues of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity having jurisdiction over the Main Street Entities (collectively, the “Money Laundering Laws”) and no proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving any Main Street Entity with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.  No Main Street Entity, or, to the knowledge of the Company, any director, officer, partner, manager, employee or affiliate of any Main Street Entity has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment of funds to any Main Street Entity or received or retained funds in violation of any such law, rule or regulation.
(27)No Sanctions by the Office of Foreign Assets Control.  None of the Main Street Entities nor, to the knowledge of the Company, any director, officer, partner, manager, employee or affiliate of the Main Street Entities is currently the subject of any U.S. sanctions, including those administered by OFAC; and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing or facilitating the activities of any person currently the subject of any U.S. sanctions, including those administered by the OFAC.
(28)Material Relationship with the Underwriters.  Except as disclosed in the Prospectus (or any amendment or supplement thereto), none of the Main Street Entities have any material lending or other relationship with a bank or lending institution affiliated with the Underwriters.
(29) Portfolio Companies. The Company or the Funds, either directly or indirectly through one or more tax blocker subsidiaries, have duly authorized, executed and delivered agreements (each a “Portfolio Company Agreement”) required to make the investments in the Portfolio Companies. Except as otherwise disclosed in the Prospectus (or any amendment or supplement thereto), subsequent to the date as of which information is given in the Prospectus, there has been no material change in the total fair value dollar amount of the Portfolio Company investments on non-accrual status.
(30)Officers and Directors.  Except as disclosed in the Prospectus (or any amendment or supplement thereto), no person is serving or acting as an officer or director of the Company except in accordance with the applicable provisions of the 1940 Act.  Except as disclosed in the Registration Statement and the Prospectus (or any amendment or supplement thereto), no director of the Company is (i) an “interested person” (as defined in the 1940 Act) of the Company or (ii) an “affiliated person” (as defined in the 1940 Act) of any Underwriter listed in Exhibit A hereto.  For purposes of this Section 1(a)(30), the Company shall be entitled to reasonably rely on representations from such officers and directors.
(31)Regulated Investment Company.  The Company has been and is in compliance with the requirements of Subchapter M of the Code to qualify as a RIC under the Code. The Company will direct the investment of the net proceeds of the offering of the Securities and continue to conduct its activities in such a manner as to comply with the requirements of Subchapter M of the Code.
(32)Business Development Company Election. The Company has filed the BDC Election and, accordingly, has duly elected to be subject to the provisions of Sections 55 through 65 of the 1940 Act.  At the time the BDC Election was filed with the Commission, it (i) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act and (ii) did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.  The Company has not filed with the Commission any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the 1940 Act, the BDC Election remains in full force and effect, and, to the Company’s knowledge, no order of suspension or revocation of the BDC Election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the Commission.  The operations of the Company are in compliance in all material respects with all applicable provisions of the 1940 Act and the rules and regulations of the Commission thereunder, including the provisions applicable to BDCs.
(33)Offering Materials.  The Company has not distributed, directly or indirectly (other than through the Underwriters), any “written communication” (as defined in Rule 405 under the 1933 Act) or other offering materials in connection with the offering or sale of the Securities, other than the Pre-Pricing Prospectus, the Prospectus and any Rule 482 Material or communication issued in reliance on Rule 134, including any amendment or supplements to any of the foregoing. The Company (a) has not alone engaged in any Testing-the-Waters Communication and (b) has not authorized anyone other than the Representative to engage in Testing-the-Waters Communications. The Company reconfirms that the Representative has been authorized to act on its behalf in undertaking Testing-the-Waters Communications.  The Company has not distributed any Written Testing-the-Waters Communications.
(34)Brokers.  There is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement, except for underwriting discounts and commissions payable to the Underwriters in connection with the sale of the Securities to the Underwriters pursuant to this Agreement.
(35)WKSI Status. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act, and (iv) as of the date hereof, the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the 1933 Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the 1933 Act, that automatically became effective not more than three years prior to the date hereof; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration form.
(36)Cybersecurity. (A) The Company is not aware of any security breach or incident, unauthorized access or disclosure, or other compromise relating to the Company’s information technology and computer systems, data and databases (collectively, “IT Systems and Data”) except, in each case, as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect; and (B) the Company has implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent in all material respects with industry standards and practices, or as required by applicable regulatory standards. The Company is presently in material compliance with all applicable laws and regulations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
SECTION 2. Sale and Delivery to Underwriters; Closing.
(a)Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby agrees to sell to the Underwriters, severally and not jointly, the respective numbers of Initial Securities set forth opposite the name of such Underwriter in Exhibit A hereto, and each Underwriter, severally and not jointly, agrees to purchase the respective number of Initial Securities set forth opposite the name of such Underwriter in Exhibit A hereto, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject to such adjustments among the Underwriters as the Representative in its sole discretion shall make to eliminate any sales or purchases of fractional Securities, in each case at a purchase price of $41.136 per share (the “Purchase Price”).
(b)Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase up to 175,500 Option Securities at a price per share equal to the Purchase Price referred to in Section 2(a) above; provided that the price per share for any Option Securities shall be reduced by an amount per share equal to any dividends or distributions declared, paid or payable by the Company on the Initial

Securities but not payable on such Option Securities.  The option hereby granted will expire at 11:59 P.M. (New York City time) on the 30th day after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Representative to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities.  Any such time and date of delivery (an “Option Closing Date”) shall be determined by the Representative, but shall not be later than seven full business days after the exercise of said option (unless postponed in accordance with the provisions of Section 10), nor in any event prior to the Closing Date.  If the option is exercised as to all or any portion of the Option Securities, the Company will sell to the Underwriters that proportion of the total number of Option Securities then being purchased which the number of Option Securities set forth in Section 2(b), and each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Exhibit A opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial Securities, subject in each case to such adjustments as the Representative in its discretion shall make to eliminate any sales or purchases of fractional shares.
(c)Payment. Payment of the purchase price for, and delivery of, the Initial Securities shall be made at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, or at such other place as shall be agreed upon by the Representative and the Company, at 10:00 A.M. (New York City time) on August 15, 2022 (unless postponed in accordance with the provisions of Section 10), or such other time not later than five business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called “Closing Date”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of, such Option Securities shall be made at the above-mentioned offices at 10:00 A.M. (New York City time), or at such other place as shall be agreed upon by the Representative and the Company, on each Option Closing Date as specified in the notice from the Representative to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a single bank account designated by the Company, against delivery to the Representative for the respective accounts of the Underwriters of the Securities to be purchased by them.  It is understood that each Underwriter has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase.  RBC, individually and not as a Representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Date or the relevant Option Closing Date, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

(d)Delivery of Securities. Delivery of the Initial Securities and any Option Securities shall be made through the facilities of DTC unless the Representative shall otherwise instruct.
SECTION 3. Covenants.  The Company covenants with each Underwriter as follows:
(a)Compliance with Securities Regulations and Commission Requests. Prior to the termination of the offering of the Securities, subject to Section 3(b), the Company will comply with the requirements of Rule 415, Rule 424(b) and Rule 430B, and will promptly notify the Representative, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall be declared or become effective, or when any Preliminary Prospectus, the Prospectus or any Rule 482 Material or any amendment or supplement to any of the foregoing shall have been filed, (ii) of the receipt of any comments from the Commission relating to the Registration Statement (and shall promptly furnish the Representative with a copy of any comment letters and any transcript of oral comments, and shall furnish the Representative with copies of any written responses thereto a reasonable amount of time prior to the proposed filing thereof with the Commission and will not file any such response to which the Representative or counsel for the Underwriters shall reasonably object), (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to any Preliminary Prospectus or the Prospectus, any Rule 482 Material or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Preliminary Prospectus, the Prospectus or any Rule 482 Material or any amendment or supplement to any of the foregoing, or any notice from the Commission objecting to the use of the form of the Registration Statement or any post-effective amendment thereto, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction or of the loss or suspension of any exemption from any such qualification, or of the initiation or threatening of any proceedings for any of such purposes, or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.  The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and the suspension or loss of any qualification of the Securities for offering or sale and any loss or suspension of any exemption from any such qualification, and if any such stop order is issued, or any such suspension or loss occurs, to obtain the lifting thereof at the earliest possible moment.
(b)Filing of Amendments.  Prior to the termination of the offering of the Securities, the Company will give the Representative notice of its intention to file or prepare any amendment to the Registration Statement, any Rule 462(b) Registration Statement, any Rule 482 Material or any amendment, supplement or revision to any Preliminary Prospectus, the Prospectus or any Rule 482 Material, whether pursuant to the 1933 Act or otherwise, and the Company will furnish the Representative with copies of any such documents within a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall promptly and reasonably object.
(c)Delivery of Registration Statements. The Company will furnish or deliver to the Representative and counsel for the Underwriters, upon request and without charge, copies of the conformed Registration Statement and any Rule 462(b) Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated by reference therein) and copies of all consents and certificates of experts.
(d)Delivery of Prospectuses. The Company will deliver to each Underwriter, without charge, as many copies of each Preliminary Prospectus and any amendments or supplements thereto as such Underwriter reasonably requests, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act.  The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required (or, but for the provisions of Rule 172, would be required) to be delivered by applicable law (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), such number of copies of the Pre-Pricing Prospectus, the Prospectus and any Rule 482 Material and any amendments or supplements to any of the foregoing as such Underwriter may reasonably request; and in case any Underwriter is required to deliver a prospectus in connection with sales of any of the Securities at any time nine months or more after the time of issue of the Prospectus, upon your request but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many written and electronic copies as you may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the 1933 Act.
(e)Continued Compliance with Securities Laws. To comply with the applicable provisions of the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, the 1940 Act and the 1940 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated by this Agreement, the General Disclosure Package and the Prospectus.  If at any time when a prospectus is required (or, but for the provisions of Rule 172, would be required) by the 1933 Act to be delivered in connection with sales of the Securities (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), any event shall occur or condition shall exist as a result of which it is necessary (or if the Representative or counsel for the Underwriters shall notify the Company that, in their reasonable judgment, it is necessary) to amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus so that the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or then prevailing, not misleading or if it is necessary (or if the Representative or counsel for the Underwriters shall notify the Company that, in their reasonable judgment, it is necessary) to amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus in order to comply with the requirements of the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, the 1940 Act or the 1940 Regulations, the

Company will promptly notify the Representative of such event or condition and of its intention to file such amendment or supplement or other filing (or, if the Representative or counsel for the Underwriters shall have notified the Company as aforesaid, the Company will promptly notify the Representative of its intention to prepare such amendment or supplement or other filing ) and will promptly prepare and file with the Commission, subject to Section 3(b) hereof, such amendment or supplement or other filing as may be necessary to correct such untrue statement or omission or to comply with such requirements, and, in the case of an amendment or post-effective amendment to the Registration Statement, the Company will use its best efforts to have such amendment declared or become effective as soon as practicable, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement or other filing as the Underwriters may reasonably request.  If at any time any Rule 482 Material conflicts with the information contained in the Registration Statement or if an event shall occur or condition shall exist as a result of which it is necessary (or, if the Representative or counsel for the Underwriters shall notify the Company that, in their reasonable judgment, it is necessary) to amend or supplement such Rule 482 Material so that it will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or then prevailing, not misleading, or if it is necessary (or, if the Representative or counsel for the Underwriters shall notify the Company that, in their reasonable judgment, it is necessary) to amend or supplement such Rule 482 Material in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly notify the Representative of such event or condition and of its intention to file such amendment or supplement or other filing (or, if the Representative or counsel for the Underwriters shall have notified the Company as aforesaid, the Company will promptly notify the Representative of its intention to prepare such amendment or supplement or other filing) and will promptly prepare and, if required by the 1933 Act or the 1933 Act Regulations, file with the Commission, subject to Section 3(b) hereof, such amendment or supplement or other filing as may be necessary to eliminate or correct such conflict, untrue statement or omission or to comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement or other filing as the Underwriters may reasonably request.
(f)Blue Sky and Other Qualifications. To use commercially reasonable efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale, or to obtain an exemption for the Securities to be offered and sold, under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representative may designate and to maintain such qualifications and exemptions in effect for so long as required for the distribution of the Securities (but in no event for less than one year from the date of this Agreement); provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.  In each jurisdiction in which the Securities have been so qualified or exempt, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification or exemption, as the case may be, in effect for so long as required for the distribution of the Securities (but in no event for a less than one year from the date of this Agreement).
(g)Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.
(h)Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Pre-Pricing Prospectus and the Prospectus under “Use of Proceeds.”
(i)Listing.  The Company will use its best efforts to effect the listing of the Securities on the NYSE as and when required by this Agreement and maintain the listing of the Common Stock on the NYSE.
(j)Restriction on Sale of Securities. During the Lock-Up Period, the Company will not, without the prior written consent of the Representative, directly or indirectly:
(i)issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for Common Stock or other capital stock,

(ii)enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for any Common Stock or other capital stock, whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, other capital stock, other securities, in cash or otherwise, other than the Securities to be sold hereunder, or publicly announce any intention to do any of the foregoing.

Notwithstanding anything herein to the contrary, the Company may, without the prior written consent of the Representative:

(i)after providing the Representative with at least three business days advance written notice, file or cause the filing of any registration statement under the 1933 Act with respect to any Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for any Common Stock or other capital stock, provided, however, the Company will not enter into any transaction described in clause (i) or (ii) above during the Lock-Up Period;
(ii)issue Securities to the Underwriters pursuant to, or in connection with the offering contemplated by, this Agreement;
(iii)issue shares of Common Stock pursuant to any dividend reinvestment plan or direct stock purchase program described in the General Disclosure Package or the Prospectus;
(iv)issue shares of Common Stock pursuant to and in accordance with the terms of the Company’s deferred compensation, stock option, stock bonus and other stock plans or arrangements, and the options, restricted stock or other rights granted thereunder;
(v)issue shares of Common Stock pursuant to its ATM Program (as described in the notes to the Company’s consolidated financial statements) with certain selling agents, through which the Company can sell shares of Common Stock by means of at-the-market offerings from time to time;
(vi)issue SBA-guaranteed debentures by the Funds;
(vii)file a universal shelf registration statement covering various securities, including debt and equity securities and certain purchase rights relating thereto; and, for the avoidance of doubt; and
(viii)engage in borrowings under the Company’s credit facilities.
(k)Stabilization and Manipulation. To not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the 1934 Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(l)RIC Status.  The Company has qualified to be taxed as a RIC under Subchapter M of the Code for its taxable years ended December 31, 2007 through December 31, 2021, and will use its commercially reasonable efforts to maintain qualification as a RIC under Subchapter M of the Code for its taxable year ending December 31, 2022 and thereafter.

(m)Transfer Agent.  The Company will maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.

(n)Reporting Requirements. During the period when the Prospectus is required (or, but for the provisions of Rule 172, would be required) by the 1933 Act, 1934 Act and the Rules and Regulations to be delivered (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act and the 1934 Act Regulations within the time periods required by the 1934 Act and the 1934 Act Regulations.

(o)Preparation of Prospectus.  Immediately following the Execution Time, subject to Section 3(a) hereof, the Company will prepare the Prospectus, which shall contain the selling terms of the Securities, the plan of distribution thereof and such other information as may be required by the 1933 Act or the 1933 Act Regulations or as the Representative and the Company may reasonably deem appropriate and will file or transmit for filing with the Commission the Prospectus in accordance with the provisions of Rule 430B and in the manner and within the time period required by Rule 424(b).

SECTION 4. Payment of Expenses.
(a)Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement and each amendment or supplement thereto (in each case including exhibits) and any costs associated with electronic delivery of any of the foregoing, (ii) the word processing and delivery to the Underwriters of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the Securities to be sold by the Company to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable in connection with the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the counsel, accountants and other advisers to the Company, (v) the qualification or exemption of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplements thereto, (vi) the preparation, printing and delivery to the Underwriters of copies of the Registration Statement, any Preliminary Prospectus and the Prospectus, any Sales Material and any amendments or supplements to any of the foregoing, in each case, as may be reasonably requested, and any costs associated with electronic delivery of any of the foregoing, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any Canadian “wrapper” and any supplements thereto and any costs associated with electronic delivery of any of the foregoing, (viii) the fees and expenses of the transfer agent and registrar for the Securities, (ix) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review, if any, by FINRA of the terms of the sale of the Securities, (x) the fees and expenses incurred in connection with the listing of the Securities on the NYSE, and (xi) the costs and expenses of the Company and any of its officers, directors, counsel or other representatives in connection with presentations or meetings undertaken in connection with the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics and the production and hosting of any electronic road shows, fees and expenses of any consultants engaged in connection with road show presentations, and travel, lodging, transportation, and other expenses of the officers, directors, counsel and other representatives of the Company incurred in connection with any such presentations or meetings.
(b)Termination of Agreement. If this Agreement is terminated by the Representative prior to the Closing Date in accordance with the provisions of Sections 5, 9(a)(i), 9(a)(ii) or 9(a)(iii)(A) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.
SECTION 5. Conditions of Underwriters’ Obligations.  The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in this Agreement, or in certificates signed by any officer of the Company (whether signed on behalf of such officer or the Company) delivered to the Representative or counsel for the Underwriters, to the performance by the Company of its respective covenants and other obligations hereunder, and to the following further conditions:
(a)Effectiveness of Registration Statement. The Registration Statement has been declared effective, any Rule 462(b) Registration Statement has become effective, and no stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to the knowledge of the Company, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representative and the Commission shall not have notified the Company of any objection to the use of the form of the Registration Statement.  The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the 1933 Act within the applicable time period prescribed for such filing by the 1933 Act Regulations; the Registration Statement shall be effective and no stop order suspending or preventing the use of the Registration Statement, any Preliminary Prospectus or the Prospectus shall have been initiated or, to the Company’s knowledge, threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the Representative’s reasonable satisfaction.
(b)Opinion of Counsel for the Company. At the Closing Date, the Representative shall have received the favorable opinions, each dated as of the Closing Date, of Dechert LLP, counsel for the Company (“Company Counsel”), in form and substance satisfactory to the Representative, together with signed or reproduced copies of such opinion for each of the other Underwriters, to the effect set forth in Exhibit D hereto and to such further effect as the Representative may reasonably request.
(c)Opinion of Counsel for the Underwriters. At the Closing Date, the Representative shall have received the favorable opinion, dated as of the Closing Date, of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Underwriters (“Underwriters’ Counsel”), together with signed or reproduced copies of such opinion for each of the other Underwriters, with respect to the Securities to be sold by the Company pursuant to this Agreement, the Registration Statement, any Rule 462(b) Registration Statement, the General Disclosure Package and the Prospectus and any amendments or supplements thereto and such other matters as the Representative may reasonably request.
(d)Officers’ Certificate. At the Closing Date, the Representative shall have received a certificate, signed on behalf of the Company by a duly authorized officer Company and of the chief financial or chief accounting officer of the Company, to the effect that (i) there has been no such material adverse change in the condition (financial or other), results of operations, business, properties, management or business prospects of the Company, (ii) the representations and warranties of the Company in this Agreement are true and correct at and as of the Closing Date with the same force and effect as though expressly made at and as of the Closing Date, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date under or pursuant to this Agreement, and (iv) with respect to the Company’s certificate, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission and the Commission has not notified the Company of any objection to the use of the form of the Registration Statement.
(e)Accountant’s Comfort Letter. Prior to or in connection with the Execution Time, the Representative and the Company’s board of directors shall have received from Grant Thornton LLP a letter, dated the date of this Agreement and in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company contained in the Registration Statement, the General Disclosure Package and the Prospectus and any amendments or supplements to any of the foregoing.
(f)Bring-down Comfort Letter. At the Closing Date, the Representative and the Company’s board of directors shall have received from Grant Thornton LLP a letter, dated as of the Closing Date and in form and substance satisfactory to the Representative, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(e), except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.
(g)Approval of Listing.  At the Closing Date and each Option Closing Date, if any, the Securities to be purchased by the Underwriters from the Company at such time shall have been approved for listing on the NYSE, subject only to official notice of issuance.
(h)Lock-up Agreements.  Prior to the date of this Agreement, the Representative shall have received an agreement substantially in the form of Exhibit C hereto signed by each of the persons listed in Exhibit B hereto.

(i)No Downgrade.  On or after the Applicable Time there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the 1934 Act.
(j)No Crisis.  On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NYSE, NASDAQ Global Market or NASDAQ Capital Market; (ii) a suspension or material limitation in trading in the Company’s securities on the NYSE; (iii) a general moratorium on commercial banking activities declared by any of Federal, Delaware or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) an event that, in the judgment of the Representative, makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered at such Closing Date or Option Closing Date, as the case may be, on the terms and in the manner contemplated in the Prospectus.
(k)Certificates of Chief Financial Officer. Prior to or in connection with the Execution Time and at the Closing Date, the Representative shall have received a certificate of Jesse E. Morris, Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company, each in form and substance satisfactory to the Representative.
(l)Conditions to Purchase of Option Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities on any Option Closing Date that is after the Closing Date, the obligations of the several Underwriters to purchase the applicable Option Securities shall be subject to the conditions specified in the introductory paragraph of this Section 5 and to the further condition that, at the applicable Option Closing Date, the Representative shall have received:
(1)Opinion of Counsel for Company.  The favorable opinion of each Company Counsel in form and substance satisfactory to the Representative and dated such Option Closing Date, relating to the Option Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(b) hereof.
(2)Opinion of Counsel for Underwriters.  The favorable opinion of Underwriters’ Counsel, in form and substance satisfactory to the Representative and dated such Option Closing Date, relating to the Option Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof.
(3)Officers’ Certificate.  A certificate, dated such Option Closing Date, to the effect set forth in, and signed on behalf of the Company by the officers specified in, Section 5(d) hereof, except that the references in such certificate to the Closing Date shall be changed to refer to such Option Closing Date.
(4)Bring-down Comfort Letter.  A letter from Grant Thornton LLP, in form and substance satisfactory to the Representative and dated such Option Closing Date, substantially in the same form and substance as the letter furnished to the Representative pursuant to Section 5(f) hereof, except that the specified date in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Option Closing Date, and except that such letter shall also cover any amendments or supplements to the Registration Statement and the Prospectus subsequent to the Closing Date.
(5)Certificate of Chief Financial Officer. A certificate of Jesse E. Morris, Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company in form and substance satisfactory to the Representative and dated such Option Closing Date.
(m)Additional Documents. At the Closing Date and each Option Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained in this Agreement, or as the Representative or counsel for the Underwriters may otherwise reasonably request; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated and in connection with the other transactions contemplated by this Agreement shall be satisfactory in form and substance to the Representative.
(n)Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on an Option Closing Date which is after the Closing Date, the obligations of the several Underwriters to purchase the relevant Option Securities on such Option Closing Date, may be terminated by the Representative by notice to the Company at any time on or prior to Closing Date or such Option Closing Date, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that, in the case of any such termination of this Agreement, Sections 1, 6, 7, 8, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 hereof shall survive such termination of this Agreement and remain in full force and effect.
SECTION 6. Indemnification.
(a)Indemnification by the Company. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, and its officers, directors, employees, partners, agents and members and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
(i)against any and all loss, liability (joint or several), claim, damage and expense whatsoever, or actions in respect thereof, as incurred, to which the Underwriters or any Underwriter may become subject under the 1933 Act, the 1934 Act or other Federal or state statutory law or regulation, at common law or otherwise, that arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereof or supplement thereto), that arise out of or are based on the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or that arise out of or are based on any untrue statement or alleged untrue statement of a material fact included in any Preliminary Prospectus, any Sales Material, any Rule 482 Material, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing) or that arise out of or are based on the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(ii)against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company; and
(iii)against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing for or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use in the Registration Statement (or any amendment thereof or supplement thereto), or in any Preliminary Prospectus, the General Disclosure Package or the Prospectus (or in any amendment or supplement to any of the foregoing), it being understood and agreed that the only such information furnished by the Underwriters as aforesaid consists of the information described as such in Section 6(b) hereof.

(b)Indemnification by the Underwriters. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its directors, each of its officers who sign the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representative specifically for inclusion in the Registration Statement (or any amendment thereto), or in any Preliminary Prospectus, Rule 482 Material, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing).  The Company hereby acknowledges and agrees that the information furnished to the Company by the Underwriters through the Representative expressly for use in the Registration Statement (or any amendment thereto), or in any Preliminary Prospectus, Rule 482 Material, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing), consists exclusively of the following: (i) the names of the Underwriters and the principal business address of the Representative and (ii) the information regarding price stabilizations and short positions appearing in the “Pricing Stabilization, Short Positions and Penalty Bids” section under the caption “Underwriting” in the Pre-Pricing Prospectus and the Prospectus.
(c)Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent the indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnified party shall be entitled to appoint counsel of the indemnified party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought.  It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred.  Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by RBC and any such separate firm for the Company, its directors, its officers who signs the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall be designated in writing by the Company.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(d)Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 6, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request, and (ii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
(e)1940 Act Limitations. Any indemnification and contribution by the Company pursuant to this Section 6 or Section 7 shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act.
SECTION 7. Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party for any reason in respect of any losses, liabilities, claims, damages or expenses referred to therein (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”), then each indemnifying party shall contribute to the aggregate amount of such Losses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement, or (ii) if the allocation provided by clause (i) is unavailable for any reason, the Company, on the one hand, and of the Underwriters, on the other hand, severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Securities as set forth on such cover.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, and the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing for or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each affiliate of any Underwriter, each officer, director, employee, partner, agent and member of any Underwriter or any such affiliate, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the of the Company who shall have signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 7.  The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Exhibit A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement or in certificates signed by any officer of the Company (whether signed on behalf of such officer or the Company) and delivered to the Representative or counsel to the Underwriters, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, any officer, director, employee, partner, member or agent of any Underwriter or any person controlling any Underwriter, or by or on behalf of the Company, any officer, director or employee of the Company or any person controlling the Company and shall survive delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.
(a)Termination; General. The Representative may terminate this Agreement, by notice to the Company, at any time on or prior to the Closing Date (and, if any Option Securities are to be purchased on an Option Closing Date which occurs after the Closing Date, the Representative may terminate the obligations of the several Underwriters to purchase such Option Securities, by notice to the Company at any time on or prior to such Option Closing Date) (i) if there has been, at any time on or after the date of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change or any development that could reasonably be expected to result in a material adverse change in the condition (financial or other), results of operations, business, properties, management or business prospects of the Company, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any declaration of a national emergency or war by the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions (including, without limitation, as a result of terrorist activities), in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, (iii) if (A) trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or (B) trading generally on the NYSE or the Nasdaq Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (C) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (iv) if a banking moratorium has been declared by either Federal or New York authorities.
(b)Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 1, 6, 7, 8, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 hereof shall survive such termination and remain in full force and effect.
SECTION 10. Default by One or More of the Underwriters.

If one or more of the Underwriters shall fail at the Closing Date or an Option Closing Date to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(i)if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount of such Defaulted Securities in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters; or
(ii)if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Option Closing Date which occurs after the Closing Date, the obligation of the Underwriters to purchase and of the Company to sell the Option Securities that were to have been purchased and sold on such Option Closing Date, shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of an Option Closing Date which is after the Closing Date, which does not result in a termination of the obligations of the Underwriters to purchase and the Company to sell the relevant Option Securities, as the case may be, the Representative shall have the right to postpone the Closing Date or the relevant Option Closing Date, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or Prospectus or in any other documents or arrangements.  As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Notices.  All notices and other communications hereunder shall be in writing, shall be effective only upon receipt and shall be mailed, delivered by hand or overnight courier, or transmitted by fax (with the receipt of such fax to be confirmed by telephone).  Notices to the Underwriters shall be directed to the Representative at: RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Attn: Equity Capital Markets, fax no. (212) 428-6260. Copies of all such notices should be sent to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attention: Joshua Wechsler.  Notices to the Company shall be directed to it at Main Street Capital Corporation, 1300 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention: Dwayne L. Hyzak, fax no. (713) 350-6042 (with such fax to be confirmed by telephone), and copies of all such notices should be sent to Dechert LLP, 1900 K Street, NW, Washington, DC 20006, Attention: Harry S. Pangas.

In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 12. Parties.  This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and other indemnified parties referred to in Sections 6 and 7 and their successors, heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons and other indemnified parties and their successors, heirs and legal representatives, and for the benefit of no other person or entity.  No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
SECTION 13. Governing Law and Time.  THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.
SECTION 14. Effect of Headings.  The Section and Exhibit headings herein are for convenience only and shall not affect the construction hereof.
SECTION 15. Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1933 Act Regulations” means the rules and regulations of the Commission under the 1933 Act.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1934 Act Regulations” means the rules and regulations of the Commission under the 1934 Act.

“1940 Act” means the Investment Company Act of 1940, as amended.

“1940 Act Regulations” means the rules and regulations of the Commission under the 1940 Act.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Applicable Time” means 8:05 A.M. (New York City time) on August 11, 2022 or such other time as agreed by the Company and the Representative.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Stock” shall have the meaning as defined in the introductory paragraphs of this Agreement.

“DTC” means The Depository Trust Company.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or the National Association of Securities Dealers, Inc., or both, as the context shall require.

“GAAP” means generally accepted accounting principles in the United States.

“Lock-Up Period” means the period beginning on and including the date of this Agreement through and including the date that is the 30th day after the date of this Agreement.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Pre-Pricing Prospectus” means the Preliminary Prospectus, dated as of August 10, 2022, relating to the Securities in the form first furnished to the Underwriters for use in connection with the offering of the Securities.

“Regulation S-T” means Regulation S-T of the Commission.

“Rule 134,” “Rule 172,” “Rule 173,” “Rule 405,” “Rule 415,” “Rule 424(b),” “Rule 430B,” “Rule 462(b),” and “Rule 482” refer to such rules under the 1933 Act.

“Rule 482 Material” means press releases or similar written materials meeting the definition of an “advertisement” as set forth in Rule 482 under the 1933 Act, the use of which has been consented to by the Representative.

“Sales Material” means advertising, sales literature or other promotional materials (including “prospectus wrappers,” “broker kits,” “road show slides” and “road show scripts”), whether in printed or electronic form, authorized in writing by or prepared by the Company for use in connection with the offering and sale of the Securities.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the 1933 Act.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the 1933 Act.

All references in this Agreement to the Registration Statement, any Rule 462(b) Registration Statement, any Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the version thereof filed with the Commission pursuant to EDGAR and all versions thereof delivered (physically or electronically) to the Representative or the Underwriters.

SECTION 16. Absence of Fiduciary Relationship.  The Company acknowledges and agree that:
(a)each of the Underwriters is acting solely as an underwriter in connection with the sale of the Securities and no fiduciary, advisory or agency relationship between the Company, on the one hand, and any of the Underwriters, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not any of the Underwriters has advised or is advising the Company on other matters;
(b)the public offering price of the Securities and the price to be paid by the Underwriters for the Securities set forth in this Agreement were established by the Company following discussions and arms-length negotiations with the Representative;
(c)it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;
(d)it is aware that the Underwriters and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that none of the Underwriters has any obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise;
(e)none of the activities of the Underwriters in connection with the transactions contemplated herein constitutes a recommendation, investment advice, or solicitation of any action by the Underwriters with respect to any entity or natural person; and
(f)it waives, to the fullest extent permitted by law, any claims it may have against any of the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that none of the Underwriters shall have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Company or any stockholders, employees or creditors of the Company.
SECTION 17. Research Analyst Independence.  The Company acknowledges that the Underwriters’ respective research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ respective research analysts and research departments may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions.  The Company hereby waives and releases, to the fullest extent permitted by applicable law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their respective research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ respective investment banking divisions.  The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Company and other entities that may be the subject of the transactions contemplated by this Agreement.
SECTION 18. Trial By Jury.  The Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 19. Consent to Jurisdiction.  The Company hereby submits to the non-exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan, the City and County of New York in any action, suit or proceeding arising out of or relating to or based upon this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waive any objection to the laying of venue of any such action, suit or proceeding in any such court and agree not to plead or claim in any such court that any such action, suit or proceeding has been brought in an inconvenient forum.
SECTION 20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
SECTION 21. Recognition of the U.S. Special Resolution Regimes.
(a)In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 21, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company in accordance with its terms.

Very truly yours,

MAIN STREET CAPITAL CORPORATION

By /s/ Dwayne L. Hyzak

Name: Dwayne L. Hyzak
Title: Chief Executive Officer

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written:

RBC CAPITAL MARKETS, LLC

By /s/ Saurabh Monga
Authorized Signatory

Name: Saurabh Monga
Title: Managing Director

For itself and as Representative of the Underwriters named in Exhibit A hereto.

[Signature Page to Underwriting Agreement]

EXHIBIT A

Name of Underwriter	Number of Initial Securities
RBC Capital Markets, LLC	409,500
UBS Securities LLC	351,000
Wells Fargo Securities, LLC.	351,000
Hovde Group, LLC	29,250
Oppenheimer & Co. Inc.	29,250
Total	1,170,000

A-1

EXHIBIT B

LIST OF PERSONS SUBJECT TO LOCK-UP

B-1

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

C-1

EXHIBIT D

FORM OF OPINION OF COUNSEL TO THE COMPANY

D-1

EXHIBIT E

Number of Initial Securities to be Sold
Company	1,170,000

Total	1,170,000

E-1

EXHIBIT F

Number of Option Securities Which May Be Sold
Company	175,500

Total	175,500

F-1

EXHIBIT G

PRICE-RELATED INFORMATION

Public offering price: $42.85 per share

Price net of underwriting discounts and commissions: $41.136 per share

Settlement date: August 15, 2022

G-1